Exhibit 4.2

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture, dated as of October 16, 2020 (this “Third Supplemental Indenture”), is entered into by and between Conagra Brands, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, pursuant to the Indenture, dated as of October 12, 2017, by and between the Company and the Trustee (the “Base Indenture”), the Company may from time to time issue and sell notes or other debt instruments in one or more Series;

WHEREAS, Section 2.01, Section 2.02 and Section 9.01(f) of the Base Indenture provide that the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture, without the consent of any Holders, to, among other things, establish the form or terms of notes or other debt instruments of any Series as permitted by the Base Indenture;

WHEREAS, the Company desires to establish a Series of Notes entitled “1.375% Senior Notes due 2027,” limited initially to $1,000,000,000 in aggregate principal amount (the “Notes”), and to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered;

WHEREAS, the Notes constitute separate Series of Notes to be issued under the Base Indenture, as supplemented by this Third Supplemental Indenture (as so supplemented and as may be further supplemented or amended with respect to the Notes, the “Indenture”), and are subject to the terms contained therein and herein; and

WHEREAS, all acts and things necessary to make the Notes, when executed by an Officer of the Company and authenticated and delivered by or on behalf of the Trustee as provided in the Indenture, the valid, binding and legal obligations of the Company, and to make this Third Supplemental Indenture a legal, binding and enforceable agreement, have been done and performed, and the execution of the Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.

NOW, THEREFORE, in order to declare the terms and conditions upon which the Notes are authenticated, issued and delivered, and in consideration of the foregoing premises and the purchase of such Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree, for the benefit of each other and for the equal and ratable benefit of the Holders from time to time of the Notes, as follows:

Section 1.    Definitions. Capitalized terms used in this Third Supplemental Indenture and not defined herein shall have the respective meanings given to such terms in the Indenture.

“Attributable Debt” means, as of any particular time, the present value, discounted at the Composite Rate, of the obligation of a lessee for rental payment during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the Company’s then outstanding Voting Stock or other Voting Stock into which its Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (c) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or (d) the adoption of a plan relating to the Company’s liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (i) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the Notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Composite Rate” means, at any time, the rate of interest, per annum, compounded semiannually, equal to the rate of interest borne by the Notes (as specified on the face of the Notes).

“Consolidated Net Tangible Assets” means the Net Tangible Assets of the Company and its Consolidated Subsidiaries consolidated in accordance with generally accepted accounting principles and as provided in the definition of Net Tangible Assets. In determining Consolidated Net Tangible Assets, minority interests in unconsolidated subsidiaries shall be included.

“Consolidated Subsidiary” and “Consolidated Subsidiaries” means a Subsidiary or Subsidiaries the accounts of which are consolidated with those of the Company in accordance with generally accepted accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who: (a) was a member of such Board of Directors on the first date that any of the Notes were issued; or (b) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Funded Indebtedness” means all Indebtedness of a corporation which would, in accordance with generally accepted accounting principles, be classified as funded debt. Funded Indebtedness will also, in any event, include all Indebtedness, whether secured or unsecured, of a corporation which has a final maturity, or a maturity renewable or extendable at the option of the corporation, more than one year after the date as of which Funded Indebtedness is to be determined.

“Indebtedness” means any and all of the obligations of a corporation for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of the corporation as a liability as of the date of which Indebtedness is to be determined. For the purpose of computing the amount of any Funded Indebtedness or other Indebtedness of any corporation, there shall be excluded all Indebtedness of such corporation for the payment or redemption or satisfaction of which money or securities (or evidences of such Indebtedness, if permitted under the terms of the instrument creating such Indebtedness) in the necessary amount shall have been deposited in trust with the proper depositary, whether upon or prior to the maturity or the date fixed for redemption of such Indebtedness; and, in any instance where Indebtedness is so excluded, for the purpose of computing the assets of such corporation there shall be excluded the money, securities or evidences of Indebtedness deposited by such corporation in trust for the purpose of paying or satisfying such Indebtedness.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch).

“Lien” means any mortgage, pledge, security interest or other lien or encumbrance.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Tangible Assets” means the total amount of assets of a corporation, both real and personal, less the sum of:

(1)    all reserves for depletion, depreciation, obsolescence and/or amortization of such corporation’s property as shown by the books of such corporation, other than general contingency reserves, reserves representing mere appropriations of surplus and reserves to the extent related to intangible assets which are excluded in calculating Net Tangible Assets, and

(2)    all Indebtedness and other current liabilities of such corporation other than Funded Indebtedness, deferred income taxes, reserves which have been deducted pursuant to the preceding clause (1), general contingency reserves and reserves representing mere appropriations of surplus and liabilities to the extent related to intangible assets which are excluded in calculating Net Tangible Assets.

The definition of Net Tangible Assets excludes licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, experimental or organizational expense and other like intangibles, treasury stock and unamortized discount and expense.

“Primary Treasury Dealer” means a primary United States Government securities dealer in the City of New York.

“Principal Property” means, as of any date, any building, structure or other facility together with the underlying land and its fixtures, used primarily for manufacturing, processing or production, in each case located in the United States, and owned or leased or to be owned or leased by the Company or any Consolidated Subsidiary, and in each case the net book value of which as of such date exceeds two percent (2%) of Consolidated Net Tangible Assets as shown on the audited consolidated balance sheet contained in the latest annual report to the Company’s stockholders, other than any such land, building, structure or other facility or portion thereof which, in the opinion of the Board of Directors, is not of material importance to the business conducted by the Company and its Consolidated Subsidiaries, considered as one enterprise.

“Rating Agencies” means: (a) each of Moody’s, S&P and Fitch; and (b) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that is selected by the Company (as certified by a Board Resolution) as a replacement agency for Moody’s, S&P or Fitch, or each of them, as the case may be.

“Rating Event” means (a) the rating of the Notes is lowered by any two of the three Rating Agencies on any day during the period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control and (ii) the first public notice of the Company’s intention to effect a Change of Control, and ending sixty (60) days following consummation of such Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any two of the three Rating Agencies), and (b) the Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Reference Treasury Dealer” means each of BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC and their respective successors and at least two other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third Business Day preceding such redemption date.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Sale and Lease-Back Transaction” has the meaning set forth in Section 5.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third Business Day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Trigger Period” has the meaning set forth in the definition of Rating Event.

“Voting Stock” means, with respect to any specified Person as of any date, the Capital Stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Section 2.    Creation and Authorization of the Series of the Notes.

(a)    There is hereby created and authorized a Series of Notes to be issued under the Indenture designated as the “1.375% Senior Notes due 2027.”

(b)    The Notes shall be the Company’s senior unsecured obligations and will rank equally with all the Company’s other senior unsecured obligations from time to time outstanding.

(c)    The Notes shall be substantially in the form attached hereto as Exhibit A, the terms and provisions of which shall constitute a part of, and are hereby expressly incorporated in, the Indenture.

(d)    The Notes are to be issued initially in an aggregate principal amount of $1,000,000,000; provided, however, that the aggregate principal amount of the Notes which may be outstanding may be increased by the Company upon the terms and subject to the conditions set forth in the Indenture and the Notes.

(e)    The initial offering price to the public of the Notes shall be 98.817% of the principal amount of the Notes.

(f)    The Notes will mature on November 1, 2027, subject to the provisions of the Indenture relating to acceleration.

(g)    The Notes will bear interest from October 16, 2020, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 1.375% per annum, payable semi-annually on May 1 and November 1 of each year, beginning on May 1, 2021, to the Persons in whose names the Notes are registered at the close of business on the preceding April 15 or October 15, as the case may be (whether or not a Business Day).

(h)    The amount of interest payable on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any day on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

(i)    Principal and interest on the Notes are payable at the Corporate Trust Office of the Trustee, except as otherwise provided in the Global Notes.

(j)    The Company will be required to offer to repurchase all of the Notes upon the occurrence of a Change of Control Triggering Event pursuant to the terms set forth in Section 3.

(k)    Prior to September 1, 2027, the Company will have the right to redeem the Notes in whole or in part, at its option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on September 1, 2027 (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.150%, in each case plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption. Calculation of the redemption price will be made by the Company or on its behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(l)    On or after September 1, 2027, the Company will have the right to redeem the Notes in whole or in part, at its option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption.

(m)    Notice of any redemption will be mailed by first class mail or otherwise delivered in accordance with applicable procedures of The Depository Trust Company at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Any notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, the notice shall state the nature of such condition precedent. Such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the redemption date. The Company shall notify Holders of Notes of any such rescission as soon as practicable after the Company determines that the Company will not be able to satisfy or otherwise waive such condition precedent (but in no event later than 11:00 a.m., New York time, on the date specified as the redemption date in the notice of redemption). The Company shall notify the Trustee of any such rescission as soon as practicable after the Company determines that the Company will not be able to satisfy or otherwise waive such condition precedent (but in no event later than 11:00 a.m., New York time, on the Business Day preceding the date specified as the redemption date in the notice of redemption). Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Notes called for redemption will become due and payable on the redemption date at the redemption price.

(n)    No mandatory redemption obligation will be applicable to the Notes. The Notes will not be subject to, nor have the benefit of, a sinking fund.

(o)    The Notes will not be exchangeable for or convertible into common shares of the Company or any other security.

(p)    The Notes will be issuable in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(q)    The Notes are to be issued in fully registered form and shall be issued initially as Global Notes. Beneficial owners of interests in the Notes may exchange such interests in accordance with the Indenture and the terms of the Notes.

(r)    The “Depositary” with respect to the Notes will initially be The Depository Trust Company.

(s)    The Trustee, initial Paying Agent and Registrar for the Notes will be Wells Fargo Bank, National Association, and the initial place of payment will be the office or agency of the Trustee located at MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415, Attn: Corporate Trust Operations.

(t)    Article 8 of the Base Indenture shall be applicable to the Notes. The covenants described in Sections 3, 4, 5 and 6 of this Third Supplemental Indenture shall be subject to the covenant defeasance option set forth in Section 8.03 of the Base Indenture.

(u)    Except as otherwise set forth herein and in the Notes, the terms of the Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the TIA.

Section 3.    Purchase of Notes upon a Change of Control Triggering Event.

(a)    If a Change of Control Triggering Event occurs with respect to the Notes and the Company has not exercised its option to redeem the Notes in accordance with the terms of this Third Supplemental Indenture, the Company shall be required to make an offer (a “Change of Control Offer”) to each Holder of Notes to repurchase all or any part (equal to $2,000 and any integral multiples of $1,000 in excess thereof, provided that any portion not repurchased shall be in a principal amount of at least $2,000) of such Holder’s Notes on the terms set forth herein. In a Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, on the Notes to be repurchased to, but not including, the date of repurchase (a “Change of Control Payment”), subject to the rights of the Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b)    Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall deliver to Holders of Notes, with a copy of such notice delivered to the Trustee, describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered, other than as may be required by law (a “Change of Control Payment Date”). The notice shall, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c)    Any exercise by a Holder of its election to accept the Change of Control Offer shall be irrevocable. The Change of Control Offer may be accepted for less than the entire principal amount of such Note, but in that event the principal amount of such Note remaining outstanding after repurchase must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

(d)    On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i)    accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and not validly withdrawn;

(ii)    deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not validly withdrawn; and

(iii)    deliver or cause to be delivered to the Trustee the Notes properly accepted for repurchase together with an Officer’s Certificate stating the aggregate principal amount of the Notes or portions of Notes being repurchased and that all conditions precedent to the repurchase by the Company of the Notes pursuant to the Change of Control Offer have been met.

(e)    The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and the third party purchases all of the Notes properly tendered and not withdrawn under its offer.

(f)    The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

Section 4.    Limitation on Liens.

(a)    The Company will not itself, and will not permit any Consolidated Subsidiary to, issue, assume or guarantee any Indebtedness, if such Indebtedness is secured by mortgage, pledge, security interest or other lien or encumbrance (any mortgage, pledge, security interest or other lien or encumbrance being hereinafter in this Section 4 referred to as a “Lien”) upon or with respect to any Principal Property or on the capital stock of any Consolidated Subsidiary that owns Principal Property (unless all obligations and indebtedness thereby secured are held by the Company or a Consolidated Subsidiary) without making effective provision whereby the Notes shall be secured by such Lien equally and ratably with any and all other obligations and indebtedness thereby secured; provided, however, that the foregoing restrictions shall not be applicable to:

(i)    Any Lien existing on any Principal Property on October 8, 1990;

(ii)    Any Lien created by a Consolidated Subsidiary in favor of the Company or any wholly-owned Consolidated Subsidiary securing Indebtedness of such Consolidated Subsidiary to the Company or to a wholly-owned Consolidated Subsidiary;

(iii)    Any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

(iv)    Any Lien on any asset of any corporation existing at the time such corporation is merged or consolidated with or into the Company or a Consolidated Subsidiary and not created in contemplation of such event;

(v)    Any Lien on any asset existing at the time of acquisition thereof by the Company or any Consolidated Subsidiary and not created in contemplation of such event;

(vi)    Any Lien on any asset or any improvement thereof securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset or the making of any improvement thereof; provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition thereof or the making of such improvement; and provided, further, that the principal amount of the Indebtedness secured by any such Lien, together with all other Indebtedness secured by a Lien on such property, shall not exceed the purchase price of such property or the cost of such improvement;

(vii)    Any Lien incurred in connection with pollution control, industrial revenue or any similar financing;

(viii)    Any Lien arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of clauses (i) through (vii) above; provided that such Indebtedness is not increased and is not secured by any additional assets; and

(ix)    Liens arising in the ordinary course of business of the Company or any Consolidated Subsidiary which (A) do not secure Indebtedness and (B) do not in the aggregate materially detract from the value of the assets of the Company or such Consolidated Subsidiary, as the case may be, or materially impair the use thereof, in the operation of the Company’s or such Consolidated Subsidiary’s business.

(b)    Notwithstanding the provisions of subsection (a) of this Section 4, the Company or any Consolidated Subsidiary may issue, assume or guarantee Indebtedness secured by a Lien which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other such Indebtedness of the Company and its Consolidated Subsidiaries and the Attributable Debt in respect of Sale and Lease-Back Transactions existing at such time (other than Sale and Lease-Back Transactions not subject to the limitation contained in Section 5), does not at the time exceed ten percent (10%) of Consolidated Net Tangible Assets, as shown on the audited consolidated balance sheet contained in the latest annual report to shareholders of the Company.

Section 5.    Limitation on Sale and Lease-Back Transactions. The Company will not, nor will it permit any Consolidated Subsidiary to, enter into any arrangement with any Person (other than the Company) providing for the leasing by the Company or a Consolidated Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years), which property has been or is to be sold or transferred by the Company or such Consolidated Subsidiary to such Person (herein referred to as a “Sale and Lease-Back

Transaction”), unless (a) the net proceeds to the Company or such Consolidated Subsidiary from such sale or transfer equal or exceed the fair value (as determined by the Board of Directors of the Company) of the property so leased, (b) the Company or such Consolidated Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased pursuant to Section 4, or (c) the Company shall, and in any such case the Company covenants that it will, apply an amount equal to the fair value (as determined by the Board of Directors of the Company) of the property so leased to the retirement (other than any mandatory retirement), within ninety (90) days of the effective date of any such Sale and Lease-Back Transaction, of Funded Indebtedness of the Company.

Section 6.    Reports by the Company.

(a)    The Company shall file with the Trustee, within fifteen (15) days after the Company is required to file the same with the SEC, after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then the Company shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC and within fifteen (15) days after such information, documents or reports are due with respect to a non-accelerated filer and after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, such information, documents or reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. Notwithstanding the foregoing, (i) the Company will be deemed to have furnished such information, documents or reports referred to above to the Trustee if the Company has filed such information, documents or reports with the SEC via the EDGAR filing system (or any successor system) or, if at any time the Company is no longer subject to reporting under Section 13 or 15(d) of the Exchange Act and is not permitted to file such information, documents or reports with the SEC, if the Company posts such information, documents or reports on the Company’s publicly available website and (ii) if at any time the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will not be deemed to have failed to comply with any of its obligations under this Section 6(a) until thirty (30) days after the date any information, document or report hereunder is required to be filed with the Trustee.

(b)    Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture or this Third Supplemental Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR filing system (or its successor) or postings to any website have occurred.

Section 7.    Effect of Third Supplemental Indenture. The provisions of this Third Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Third Supplemental Indenture.

Section 8.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS THIRD SUPPLEMENTAL INDENTURE AND THE NOTES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 9.    Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Third Supplemental Indenture or of the Notes other than with respect to the Trustee’s authentication of the Notes and execution of this Third Supplemental Indenture. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the Company’s rating status, making any request upon any Rating Agency, or determining whether any Rating Event with respect to the Notes has occurred.

Section 10.    Conflict with TIA. If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Third Supplemental Indenture, the latter provisions shall control. If any provision of this Third Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Third Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 11.    Counterparts. This Third Supplemental Indenture may be executed by facsimile or other electronic transmission and in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Third Supplemental Indenture shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature, or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”), in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first written above.

CONAGRA BRANDS, INC.

By:	/s/ Alexander Jacobs
Name:	Alexander Jacobs
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
Name:	Stefan Victory
Title:	Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

Form of Global Note

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.

CONAGRA BRANDS, INC.

1.375% Senior Note due 2027

No. [ ]	CUSIP: 205887 CF7
$[ ]	ISIN: US205887CF79

Conagra Brands, Inc., a Delaware corporation (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to Cede & Co. or registered assigns, the principal sum of [        ] DOLLARS ($[        ]), or such other principal sum as shall be set forth in the Schedule of Increases or Decreases attached hereto, on November 1, 2027, and to pay interest thereon at a rate equal to 1.375% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months), semi-annually on May 1 and November 1, beginning on May 1, 2021. The interest, so payable on May 1 and November 1 shall, subject to certain exceptions provided in the Indenture referred to herein, be paid to the Person in whose name this Note is registered at the close of business on the preceding April 15 or October 15, as the case may be (whether or not a Business Day). Notwithstanding the foregoing, in the event that any day on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay), with the same force and effect as if made on such date.

Principal and interest on this Note are payable at the Corporate Trust Office of the Trustee, except as otherwise provided in this Global Note, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. At the option of the Company, interest may be paid by check to the Person entitled thereto at his last address as it appears on the registry books, and principal may be paid by check to the registered Holder hereof or other Person entitled thereto against surrender of this Note.

This Note is one of a duly authorized issue of notes (hereinafter called the “Securities”) of the Company of the Series hereinafter specified, which Series is as of the date of original issuance of this Note limited in the aggregate principal amount to $1,000,000,000, all such Securities issued or to be issued under and pursuant to an Indenture dated as of October 12, 2017, as supplemented by a Third Supplemental Indenture dated as of October 16, 2020

(hereinafter referred to as the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (hereinafter referred to as the “Trustee” which term shall also include any successor or co-trustee under the Indenture), to which Indenture reference is hereby made for a statement of the rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. As provided in the Indenture, the Securities may be issued in one or more Series, which different Series may be issued in various aggregate principal amounts, may be denominated in currencies other than Dollars (including composite currencies), may mature at different times, may bear interest, if any, at different rates, may be subject to different redemption provisions, if any, may be subject to different sinking, purchase or analogous funds, if any, may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided or permitted. This Note is one of a series of Global Notes (each a “Global Note”) which represent all of the Company’s 1.375% Senior Notes due 2027 (the “Notes”). Provided the Company complies with the requirements of the Indenture, the Company may, without the consent of the Holders of the Notes, create and issue additional senior debt securities ranking equally with the Notes and otherwise similar in all respects (except for the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price) so that the Notes and the additional senior debt securities would form a single Series of Securities under the Indenture.

Prior to September 1, 2027, the Company will have the right to redeem the Notes in whole or in part, at its option at any time and from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed that would be due if the Notes matured on September 1, 2027 (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.150%, in each case plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption. Calculation of the redemption price will be made by the Company or on its behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

On or after September 1, 2027, the Company will have the right to redeem the Notes in whole or in part, at its option at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the Notes to be redeemed to, but not including, the date of redemption.

Notice of any redemption will be mailed by first class mail or otherwise delivered in accordance with applicable procedures of The Depository Trust Company at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. Any notice may, at the Company’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, the notice shall state the nature of such condition precedent.

No mandatory redemption obligation will be applicable to the Notes. The Notes will not be subject to, nor have the benefit of, a sinking fund.

If a Change of Control Triggering Event occurs, the Company shall be required to make an offer to each Holder of the Notes to repurchase such Holder’s Notes on the terms set forth in the Indenture.

The Indenture contains provisions for defeasance and discharge at the Company’s option of the entire principal of all the Securities of any Series upon compliance by the Company with certain conditions set forth therein.

If an Event of Default with respect to the Notes, as defined in the Indenture, shall occur and be continuing, the principal of all the Notes may be declared, or shall ipso facto become, as applicable, due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification or elimination of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time outstanding, of all Series to be affected thereby, voting together as a single class. It is also provided in the Indenture that, with respect to certain defaults or Events of Default regarding the Securities of any Series, prior to any declaration accelerating the maturity of such Securities, the Holders of a majority in aggregate principal amount of the Securities of all Series at the time outstanding with respect to which an Event of Default shall have occurred and be continuing voting together as a single class may on behalf of the Holders of all the Securities of such Series waive any such past default or Event of Default and its consequences. The preceding sentence shall not, however, apply to a default in the payment of the principal of or interest on any of the Securities. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Global Note at the times, place and rate, and in the coin or currency, herein prescribed.

This Note is a Global Note registered in the name of Cede & Co., as nominee of the Depositary. Beneficial interests in this Note will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and the participants of the Depositary. Except as described below, Notes in certificated form will not be issued in exchange for this Global Note.

If the Depositary for the Notes represented by this Global Note is at any time unwilling or unable to continue as Depositary or if at any time such Depositary ceases to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within ninety (90) days or an Event of Default has occurred and is continuing with respect to the Notes, the Company shall issue such Notes in definitive form in exchange for this Global Note. In addition, the Company may at any time and in its sole discretion, but subject to the procedures of the Depositary, determine not to have the Notes represented by one or more Global Notes and, in such event, shall issue Notes in definitive form in exchange for the Global Note or Notes representing the Notes.

The Notes are issuable only in registered form without coupons in denominations of $2,000 and multiples of $1,000 in excess of $2,000.

This Note shall for all purposes be governed by, and construed in accordance with, the laws of the State of New York.

The Company, the Trustee and any agent of the Company or such Trustee may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment as herein provided, subject to the record date provisions of this Note, and for all other purposes, whether or not this Note be overdue and notwithstanding any notation of ownership or other writing thereon and neither the Company, such Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance hereof and as part of the consideration for the issue hereof.

All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Indenture.

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Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee for the Notes by manual signature, this Note shall not be entitled to any benefit under the Indenture, nor be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

CONAGRA BRANDS, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:

This is one of the Securities of the Series designated herein and referred to in the within mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Title:	Authorized Signatory

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Dated:	Signature:

Signature Guarantee:

(Signature must be guaranteed)		Signature

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

SCHEDULE OF INCREASES AND DECREASES OF GLOBAL NOTE

The following increases and decreases to this Global Note have been made:

Date of Increase or Decrease	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or DTC Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3 of the Third Supplemental Indenture, please sign below. If you want to elect to have only part of the Note purchased by the Company, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).